Exhibit 2

                              CONFIRMING STATEMENT

This Statement confirms that each of the undersigned has authorized and designated Clal Industries and Investments Ltd. ("Clal") to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Unity Wireless Corporation ("Unity"). The authority of Clal under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to its/his/her ownership of or transactions in securities of Unity, unless earlier revoked in writing. The undersigned acknowledges that Clal is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934. This Statement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same instrument.

Israel Infinity Venture Capital (Corporate General Partner) Ltd.

By: /s/ Amir Gal-Or
Title: Partner


Infinity I Annex Fund (General Partner) Ltd.

By: /s/Amir Gal-Or
Title: Partner


FBR Infinity II Venture Partners Ltd.

By: /s/ Amir Gal-Or
Title: Managing Partner


IDB Development Corporation Ltd.

By: /s/Nochi Dankner, Inbal Zion
Title: Chairman, Coroporate Secretary


IDB Holding Corporation Ltd.

By: /s/ Nochi Dankner, /s/ Inbal Zion
Title: Chairman,  Corporate Secretary

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CONFIRMING STATEMENT (continue)

/s/ Mr. Nochi Dankner

/s/ Mrs. Shelly Bergman

/s/ Mrs. Ruth Manor

/s/ Mr. Avraham Livnat